Exhibit 99.1

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2004	June 30, 2003
Assets

Current assets:
Cash and cash equivalents	$62,043	$62,617
Marketable securities	17,209	18,804
Accounts receivable, net	46,374	55,958
Inventories	43,823	36,775
Prepaid expenses and other current assets	9,996	9,197

Total current assets	179,445	183,351

Restricted cash	16,850	16,890
Property and equipment, net	17,008	15,351
Goodwill	83,588	60,632
Other intangible assets, net	19,319	29,341
Other assets	7,511	5,311

	$323,721	$310,876

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$19,623	$17,146
Accrued and other liabilities	65,822	53,025
Deferred revenue	14,121	6,564

Total current liabilities	99,566	76,735

Deferred income taxes	3,881	7,826
Long-term liabilities	669	158

Total liabilities	104,116	84,719

Shareholders’ equity:
Common stock	372,419	337,593
Accumulated deficit	(158,420)	(115,294)
Accumulated other comprehensive income	5,606	3,858

Total shareholders’ equity	219,605	226,157

	$323,721	$310,876

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	GAAP
	Three Months Ended March 31,
	2004	2003

Net sales	$93,739	$88,666

Costs and expenses:
Cost of sales	46,862	40,845
Engineering and product development	11,065	9,722
Sales, marketing, and service	28,407	24,679
General and administrative	5,944	4,787
Amortization of other intangible assets	1,508	4,331
In-process research and development	—	470
Restructuring costs	320	—
Legal judgment	—	3,861

Total costs and expenses	94,106	88,695

Operating income (loss)	(367)	(29)

Interest and other income, net	923	211

Income before income taxes	556	182

Income tax expense	847	808

Net income (loss)	$(291)	$(626)

Net income (loss) per share:
Basic	$(0.00)	$(0.01)

Diluted	$(0.00)	$(0.01)

Shares used to compute net income (loss) per share:
Basic	68,108	62,453

Diluted	68,108	62,453